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                                                                      EXHIBIT 99
NEWS RELEASE

                             [COMPUWARE LETTERHEAD]

FOR IMMEDIATE RELEASE
OCTOBER 26, 2000

              COMPUWARE CORPORATION DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED SHARE PURCHASE RIGHTS

FARMINGTON HILLS, Mich.--October 26, 2000--The Board of Directors of Compuware Corporation (Nasdaq: CPWR) today declared a dividend distribution of one preferred share purchase right on each outstanding Compuware common share.

Peter Karmanos, Jr., Chairman and Chief Executive Officer of Compuware Corporation, said, "The Rights are designed to assure that all of Compuware's shareholders receive fair and equal treatment in any proposed takeover of the company and to guard against abusive tactics to gain control of Compuware without paying all shareholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

The Rights are intended to enable all Compuware shareholders to realize the long-term value of their investment in the company. The rights will not prevent a takeover, but should encourage anyone seeking to acquire control of the company to negotiate with the Compuware Board of Directors prior to attempting a takeover.

Generally, the Rights will be exercisable, and separate certificates will be issued for the Rights, only if there is a public announcement that a person or group acquires beneficial ownership of 15 percent or more of Compuware's common shares or commences or announces an intent to commence a tender or exchange offer, the consummation of which, would result in a person or group beneficially owning 15 percent or more of the common shares. Each Right initially will entitle shareholders to buy one two-thousandth of a share of a new series of junior participating preferred shares at an exercise price of $40.00, if and when it becomes exercisable.

Generally, if a person or group acquires beneficial ownership of 15 percent or more of Compuware's outstanding common shares, each Right will entitle its holder (other than such person, any member of such group, their affiliates and their transferees) to purchase, at the Right's then current exercise price, a number of Compuware's common shares having an average market value of twice such price. In addition, generally, if Compuware is involved in a merger, statutory share exchange or asset sale at any time after a person or group has acquired 15 percent or more of the company's common shares, each Right will entitle its holder to purchase, at the Right's then current exercise price, the acquiring company's common shares having an average market value of twice such price. The acquiring person or group and their affiliates and transferees will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the company's common shares, the Rights are redeemable for one tenth of a cent per Right at the option of the Board of Directors.




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Compuware Corporation Declares Distribution of Preferred Share Purchase Rights
October 26, 2000

The Board of Directors is also authorized to amend the Rights Agreement in any respect before any person or group acquires 15 percent or more of the company's common shares, including to reduce the 15 percent thresholds referred to above.

The dividend distribution will be made on November 9, 2000, payable to shareholders of record on that date, and is not taxable to shareholders. The Rights will expire on November 9, 2010.

COMPUWARE CORPORATION

With fiscal year 2000 revenues of more than $2.2 billion, Compuware is a world leader in the practical implementation of enterprise and e-commerce solutions. Compuware productivity solutions help 14,000 of the world's largest corporations more efficiently maintain and enhance their most critical business applications. Providing immediate and measurable return on information technology investments, Compuware products and services improve quality, lower costs and increase the speed at which systems can be developed, implemented and supported. Compuware employs more than 15,000 information technology professionals worldwide. For more information about Compuware, please contact the corporate offices at 800-521-9353. You may also visit Compuware on the World Wide Web at http://www.compuware.com.

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PRESS CONTACT:

Beth Chappell, Executive Vice President, Corporate Communications and Investor Relations, Compuware Corporation, 248-737-7345